                 CONFIDENTIAL -- FOR USE OF THE COMMISSION ONLY

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c)or Section 240.14a-12


                            Alpha 1 Biomedicals, Inc.
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
        ---------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:
        ---------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state now it was determined):

          $1,930,000 (based on the fair market value of the consideration to be received from sale of substantial part of assets)
          ---------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction: $1,930,000
          ---------------------------------------------------------------------

     5)   Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

     1)   Amount previously paid:
          $386.00
          ----------------------

     2)   Form, Schedule or Registration Statement No:

          ----------------------

     3)   Filing party:

          ----------------------

     4)   Date filed:

          ----------------------

[ALPHA 1 BIOMEDICALS, INC. LOGO]                  6707 Democracy Boulevard
                                                  Suite 111
                                                  Bethesda, Maryland 20817

                                                  301.564.4400
                                                  301.564.4424 Fax




                                                                    June 8, 1998



Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of Alpha 1 Biomedicals, Inc. (the "Company") to be held at Bethesda Marriott Suites, 6711 Democracy Boulevard, Bethesda, Maryland 20817 commencing at 9:00 a.m., on Saturday, June 20, 1998.

        At this important meeting, the stockholders will be asked to approve the sale by the Company to SciClone Pharmaceuticals, Inc. ("SciClone") of the Company's rights to receive royalty payments from the future sale by SciClone and its licensees of Thymosin alpha 1. In exchange, the Company will receive payments in cash totaling $130,000 and at least 444,115 shares of SciClone Common Stock. The Company's Board of Directors believes that the transaction with SciClone is the only transaction currently available to the Company that will allow the Company to continue as a going concern. On this basis, the Board of Directors has concluded that the transaction is in the best interests of the Company and its stockholders. Approval of the SciClone transaction requires the approval of the holders of a majority of the outstanding shares of Common Stock. Accordingly, your vote is important no matter how many shares you own.

        At the meeting, the stockholders also will be asked to vote on an amendment to the Certificate of Incorporation to increase the number of authorized shares from 20 million to 75 million, and to ratify the appointment of Price LLP as the independent auditors for the fiscal year ended
December 31, 1998.

        The Secretary's formal notice of the meeting and the Proxy Statement appear on the following pages and describe the other matters that will be submitted to a vote of stockholders at the meeting. During the meeting, time will be provided for a review of the Company's activities over the past year and for stockholders' questions.

        We hope that you will be able to attend this important meeting in person, and we look forward to seeing you. If you cannot attend, please mark, date, and sign the enclosed proxy card and return it in the accompanying envelope at your earliest convenience to assure your shares will be represented and voted at the Annual Meeting. If you attend, you may revoke your proxy and vote in person if you so desire.

                                   Sincerely,



                                   Michael L. Berman
                                   President and Chief Executive Officer

                            ALPHA 1 BIOMEDICALS, INC.
                       6707 DEMOCRACY BOULEVARD, SUITE 111
                               BETHESDA, MD 20817

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 20, 1998

        Notice is hereby given that the Annual Meeting of Stockholders of Alpha 1 Biomedicals, Inc. will be held at Bethesda Marriott Suites, 6711 Democracy Boulevard, Bethesda, Maryland 20817, commencing at 9:00 a.m., on Saturday, June 20, 1998. At the Annual Meeting, the following matters will be submitted to a vote of the stockholders:

               1.   To elect a Board of Directors consisting of four directors;

               2. To consider and vote upon a proposal to approve the sale to SciClone Pharmaceuticals, Inc. of the Company's rights to receive royalties from the sale of Thymosin alpha 1;

               3. To consider and vote upon a proposal to approve an amendment to the Company's Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 20 million to 75 million;

               4. To consider and vote upon a proposal to ratify the appointment of Price Waterhouse LLP as independent auditors for the fiscal year ending December 31, 1998; and

               5. To transact such other business as may properly be brought before the meeting.

        The Board of Directors has fixed April 21, 1998, as the record date for the meeting. Only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

        YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. EVEN IF YOU OWN ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE URGED TO MARK, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY PRIOR TO THE TIME THAT VOTES ARE CAST AT THE MEETING. THE GIVING OF YOUR PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING IF YOU CHOOSE TO DO SO.


                                    By Order of the Board of Directors,



                                    Robert J. Lanham
                                    Secretary

Bethesda, Maryland
June 8, 1998

                                  PROXY STATEMENT



                                GENERAL INFORMATION


        The enclosed proxy is being solicited by the Board of Directors of Alpha 1 Biomedicals, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at Bethesda Marriott Suites, 6711 Democracy Boulevard, Bethesda, Maryland 20817, at 9:00 a.m., on June 20, 1998. Only stockholders of record at the close of business on April 21, 1998 (the "Record Date"), will be entitled to vote at the meeting. On the Record Date, there were issued and outstanding 11,977,429 shares of common stock, par value $.001 per share ("Common Stock"). A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

MATTERS SUBJECT TO VOTE

        At the Annual Meeting, the Company intends to submit the following matters to a vote of the stockholders:

        (1) The election of four directors to serve until the next annual meeting and until his successor is elected and qualified. See "Election of Directors."

        (2) Approval of the sale by the Company to SciClone Pharmaceuticals, Inc. ("SciClone") of the Company's rights to receive royalty payments from the future sale by SciClone and its sublicensees of Thymosin alpha 1 (the "SciClone Transaction"). Pursuant to the terms and conditions of the Alpha Rights Acquisition Agreement, dated as of December 17, 1997 (the "Acquisition Agreement"), between the Company and SciClone, the Company will receive in exchange for its royalty rights $130,000 in cash and at least 444,115 shares of SciClone Common Stock, no par value per share ("SciClone Common Stock"). The number of shares was calculated based on a price of $4.053. If the market price of the SciClone Common Stock is lower than $4.053 when the shares become available for sale by the Company, the Company is entitled to receive up to 155,855 additional shares. The Company expects to sell the shares of SciClone Common Stock in order to fund current operations and to pay vendor obligations. The cash realized by the Company from the sale of the shares will depend on the market price when the shares are sold, which could be less than $4.053. On May 12, 1998, the market price of the SciClone Common Stock was $4.3125. See "Sale of Thymosin Alpha 1 Royalty Rights."

        The following factors should be taken into account by stockholders in connection with their consideration of the SciClone Transaction:

        - After the transaction, the Company will have no revenue generating assets other than the SciClone Common Stock.

        - The Company's total liabilities prior to the SciClone Transaction were $2.4 million as of March 31, 1998. The Company's current liabilities as of the closing of the SciClone Transaction (and after giving effect to certain vendor concessions and a reduction in deferred revenue relating to the SciClone Transaction) will be approximately $1.6 million. If following the closing, the SciClone Common Stock maintains an average monthly market price of $3.00 per share, the market value of the shares received by the Company will be approximately $1.8 million. With the proceeds of the sale of the shares at this price, the Company could pay its existing obligations and to continue operations until approximately the fourth quarter of 1998. However, if the average monthly market price is less than $3.00, the Company may not be able to meet its obligations and will require financing at an earlier time in order to sustain its operations.

        - The ability of the Company to resell the SciClone Common Stock without restriction will depend upon the registration by SciClone of the shares for resale with the Securities and Exchange Commission.

        - The Company has not sought or obtained either an independent determination of the potential value of the Company's Thymosin alpha 1 royalty rights or an opinion as to the fairness of the SciClone Transaction to the Company and its stockholders.

        - The Company's stockholders will not have appraisal rights with respect to the transaction.

        (3) Approval of an amendment to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to increase the number of authorized shares of Common Stock from 20,000,000 to 75,000,000. See "Amendment to Certificate of Incorporation."

        (4) Ratification of the appointment of Price Waterhouse LLP to serve as the Company's independent auditors for the year ending December 31, 1998. See "Ratification of Appointment of Independent Auditors."

VOTING OF PROXIES

        Proxies in the accompanying form that are properly executed and returned to the Company, and that are not subsequently revoked, will be voted in the manner specified by the stockholder on the proxy card. If a proxy is properly executed, but does not specify how the shares represented thereby are to be voted on any matter being submitted to a vote of stockholders, the proxy will be voted on the matter or matters for which instructions are not received as follows: (i) FOR the election as directors of each of the nominees identified in this Proxy Statement; (ii) FOR the SciClone Transaction; (iii) FOR the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock; (iv) FOR the ratification of Price Waterhouse LLP as independent auditors of the Company for the year ending December 31, 1998; and
(v) in the discretion of the persons named as proxies as to any other matter that may properly come before the meeting. A proxy may be revoked by a stockholder at any time before its exercise by delivery to the Secretary of the Company of either a written revocation or a subsequently dated proxy and will be deemed revoked if the stockholder votes in person at the Annual Meeting.

        Adoption of the proposals to approve the SciClone Transaction and to approve the amendment of the Certificate of Incorporation each requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock. For each of these votes, both abstentions and shares held in "street name" that are not voted by a broker or other nominee because of the absence of discretionary voting authority, so-called "broker non-votes," will constitute "no" votes. For purposes of each vote that requires for adoption the affirmative vote of a majority of the shares present and entitled to vote,
(i) shares as to which a holder abstains from voting effectively constitute "no" votes because such shares are considered present and entitled to vote at the meeting and (ii) shares held in "street name" by a broker or nominee who does not have discretionary authority to vote such shares on the particular matter are not counted as shares entitled to vote on such matter.

GENERAL MATTERS

        The cost of this proxy solicitation is being borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodial nominees and fiduciaries to supply proxy material to the beneficial owners of the Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Officers and other employees of the Company may solicit proxies personally, by telephone or by mail, without receiving any additional compensation for such activities.

        The address of the Company is 6707 Democracy Boulevard, Suite 111, Bethesda, Maryland 20817. The Company's telephone number at that address is
(301) 564-4400.

        The mailing of this Proxy Statement and the form of proxy will commence on or about June 8, 1998.

                               ELECTION OF DIRECTORS

        The four individuals listed below each have been nominated for election as a director at the 1998 Annual Meeting, to hold office until the next annual meeting of stockholders and until his successor is elected and qualified. Unless authority to vote for directors is withheld in the accompanying proxy, the persons named therein as proxies will vote FOR the election of each of the four nominees listed below. Directors will be elected by a plurality of the votes cast. All nominees for election have indicated a willingness to serve, but if any of them should decline or be unable to serve as a director, the persons named as proxies intend to vote all shares in favor of the election of such other person nominated as a replacement by the Board of Directors. If no such other person is designated as a replacement, the Board of Directors will reduce the number of directors to be elected.

NAME                                       AGE     POSITIONS WITH THE COMPANY
----                                       ---     --------------------------

Allan L. Goldstein........................  60     Chairman of the Board of Directors

Michael L. Berman, Ph.D...................  48     President and Chief Executive Officer

Joseph C. McNay...........................  64     Director

Albert Rosenfeld..........................  77     Director

        Set forth below, as to each nominee, is information concerning the period of service as a director of the Company, a brief description of his principal occupation and business experience during the past five years, and certain other directorships held.

        ALLAN L. GOLDSTEIN, PH.D. Dr. Goldstein has been the Chairman of the Board of the Company since its founding in May 1982. He is the Chairman of the Department of Biochemistry and Molecular Biology at The George Washington University School of Medicine and Health Sciences, a position he has held since 1978. Prior to July 1986, Dr. Goldstein served as Chief Executive Officer and Treasurer of the Company.

        MICHAEL L. BERMAN, PH.D. Dr. Berman was elected as President and Chief Executive Officer of the Company in November 1994. He has been a director of the Company since April 1995. Dr. Berman joined the Company in early 1994 as Vice President for new commercial programs. From 1988 to 1993, Dr. Berman was Vice President and Scientific Director and then Director of Business Development with Oncologix, Inc. He is a director of Prototek, Inc. and Peptomers, Inc.

        JOSEPH C. MCNAY Mr. McNay has served as a member of the Board of Directors since 1987. Mr. McNay has been the Chairman and director of Essex Investment Management Company, Inc., a registered investment adviser, since 1976. He is a director of Softech, Inc. and MPSI Systems, Inc.

        ALBERT ROSENFELD Mr. Rosenfeld has served as a member of the Board of Directors since 1982. Mr. Rosenfeld has been a consultant on Future Programs for the March of Dimes Birth Defects Foundation since 1973 and Adjunct Professor in the Department of Human Biological Chemistry and Genetics at the University of Texas Medical Branch, Galveston, Texas since 1974. He is a frequent author and lecturer on scientific matters.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES.

MEETING ATTENDANCE

        The Board of Directors met five times during 1997. Each of the directors, with the exception of Mr. McNay, was present for 75% or more of the total number of meetings held during the year by the Board of Directors and by each committee of the Board on which such director served. Mr. McNay attended three of the five Board meetings.

COMMITTEES OF THE BOARD

        The Audit Committee and the Stock Option Committee are the only standing committees of the Board of Directors. The Company does not have a compensation committee or a nominating committee.

        The function of the Audit Committee is to assure that appropriate audits of the Company's affairs are conducted. In carrying out this responsibility, the Audit Committee meets periodically with management and representatives of the Company's independent auditors and reviews the scope of internal and external audit activities and the results of the annual audit. The independent auditors have direct access to the Audit Committee to discuss the results of their examination, the adequacy of the internal accounting controls and the integrity of financial reporting. The members of the Audit Committee are Mr. McNay and Mr. Rosenfeld. The Audit Committee did not meet during 1997.

        The Stock Option Committee is responsible for administering the Company's employee stock option plans and in this capacity approves all stock option grants to executive officers of the Company. The members of the Stock Option Committee are Mr. McNay and Mr. Rosenfeld. The Stock Option Committee did not meet in 1997, but on one occasion acted by unanimous written consent.

DIRECTOR COMPENSATION

        Each nonemployee director is paid an annual fee of $5,000, plus $1,250 per meeting for each meeting attended in person and is reimbursed for expenses incurred in attending Board meetings. Each current nonemployee director (and any new nonemployee director) is a participant in the Company's Directors Stock Option Plan pursuant to which (i) each nonemployee director at the time of his or her initial election or appointment is granted an option to purchase 10,000 shares of Common Stock and (ii) each nonemployee director receives annually an option to purchase 5,000 shares of Common Stock at the time of his or her reelection as a director. All such options have an exercise price equal to the fair market value of the Common Stock on the date of the grant and vest in annual increments of 20% beginning on the date of the grant.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the Common Stock, file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of the Common Stock and reports of changes in beneficial ownership of the Common Stock. Such persons also are required by SEC regulations to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports furnished to the Company for the year ended December 31, 1997, and on the written representations made by such persons that no other reports were required, the Company is not aware of any instances of noncompliance with
Section 16(a) during 1997.

EXECUTIVE COMPENSATION

        SUMMARY COMPENSATION TABLE. The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the individual who in 1997 served as the Company's President and Chief Executive Officer and each other executive officer of the Company whose combined 1997 salary and bonus exceeded $100,000 (the "named executive officers").

                                                                                      LONG TERM
                                                          ANNUAL                     COMPENSATION
                                                       COMPENSATION(1)                  AWARDS
NAME AND                                            ---------------------            -------------        ALL OTHER
PRINCIPAL POSITION                        YEAR      SALARY          BONUS             OPTIONS(2)        COMPENSATION
------------------                        ----      ------          -----             ----------        ------------
Michael L. Berman...................      1997      $   149,820     $     0           682,682           $  2,960(3)
      President and                       1996      $   149,820     $     0                 0           $  2,591(4)
      Chief Executive Officer             1995      $   150,109     $ 5,000           580,000(2)        $  8,241(5)


Robert J. Lanham....................      1997      $   114,821     $     0           227,561           $  5,040(6)
      Vice President, Finance             1996      $   105,968     $     0                 0           $  4,738(7)
      and Chief Financial Officer         1995      $   113,211     $     0           215,000(2)        $  8,255(8)


(1) None of the above-named executive officers received in any of the identified years perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of such individual's combined salary and bonus for that year.

(2) Includes options issued to Dr. Berman and Mr. Lanham to purchase 500,000 and 200,000 shares of Common Stock, respectively, that were granted subject to stockholder approval of a proposed merger of the Company. The proposed merger transaction was terminated in 1996 by mutual agreement of the parties, and as a result the options were canceled.

(3) Consists of $2,960 of premiums paid by the Company for long-term disability and life insurance.

(4) In 1996, consists of (i) $865 in contributions to the Company's 401(k) plan and (ii) $1,726 paid by the Company for long-term disability insurance.

(5) In 1995, consists of (i) $4,620 in matching contributions to the Company's 401(k) plan and (ii) $3,621 paid by the Company for long-term disability and life insurance.

(6) Consists of $5,040 of premiums paid by the Company for long-term disability and life insurance.

(7) In 1996, consists of (i) $663 in contributions to the Company's 401(k) plan and (ii) $4,075 paid by the Company for long-term disability and life insurance.

(8) In 1995, consists of (i) $4,620 in matching contributions to the Company's 401(k) plan and (ii) $3,635 paid by the Company for long-term disability and life insurance.

        STOCK OPTION GRANTS. The following table sets forth certain information concerning grants of stock options to the named executive officers during the fiscal year ended December 31, 1997.

                                     OPTION GRANTS IN 1997

                                                                            POTENTIAL REALIZABLE VALUE
                      NUMBER        PERCENT OF                              AT ASSUMED RATES OF
                      OF SHARES     TOTAL OPTIONS                           STOCK PRICE APPRECIATION
                      UNDERLYING    GRANTED TO                              FOR OPTION TERM(2)
                      OPTIONS       EMPLOYEES IN   EXERCISE   EXPIRATION    ------------------
NAME                  GRANTED       FISCAL YEAR      PRICE      DATE        5%          10%
----                  -------       -----------      -----      ----        --          ---



Michael L. Berman     682,682(1)      49.2%          $ .13      1/6/07    $ 55,814    $141,443

Robert J. Lanham      227,561(1)      16.4%          $ .13      1/6/07    $ 18,605    $ 47,147

(1) Consists of options to purchase shares of Common Stock that vested in equal monthly installments of 1/12th of the total grant beginning on the grant date.

(2) Amounts represent hypothetical gains that could be achieved if the option were to be exercised at the end of the option term. The gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the option was granted to the expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the option, or any portion thereof, is exercised.

    YEAR-END STOCK OPTION VALUES. The following table sets forth certain information concerning stock option exercises and year-end stock option values for each of the named executive officers for the fiscal year ended December 31, 1997.

                           AGGREGATE OPTION EXERCISES IN 1997 AND YEAR-END STOCK OPTION VALUES

                                                         NUMBER OF SHARES
                           SHARES                        UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED IN-THE-
                           ACQUIRED                      OPTIONS AT YEAR-END                 MONEY OPTIONS AT YEAR-END(1)
                           ON            VALUE           -------------------                 ----------------------------
NAME                       EXERCISE      REALIZED      EXERCISABLE       UNEXERCISABLE     EXERCISABLE        UNEXERCISABLE
----                       --------      --------      -----------       -------------     -----------        -------------


Michael L. Berman              0          -              782,682              0                0                  0

Robert J. Lanham               0          -              314,234              0                0                  0

(1) All options have an exercise price that exceeds the market price.


EMPLOYMENT AGREEMENTS

        Neither of the named executive officers currently have employment agreements with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Board of Directors as a whole is responsible for determining the compensation payable to the chief executive officer and to other executive officers of the Company. When the Board gives consideration to the compensation of an executive officer who also is a director, that director does not participate in the Board's deliberations.

        During 1997, Dr. Goldstein was employed by the Company as its chief science advisor at an annual rate of $36,000. In May 1994, the Company extended a loan in the amount of $149,000 to Dr. Goldstein, the Company's Chairman of the Board, for the purpose of enabling Dr. Goldstein to meet a margin call on a brokerage account collateralized by the Common Stock of the Company at a time when the Board of Directors concluded that it would be contrary to the best interests of the Company for Dr. Goldstein to effect a sale of the shares. The loan was unsecured and had an interest rate equal to the prime rate, with all principal and interest due on the December 31, 1994 maturity date. The loan was repaid on January 1, 1995, in part with the proceeds of a second loan to Dr. Goldstein from the Company in the amount of $115,617 that was unsecured. The second loan has an interest rate of 11.5% and was to be repaid in 36 equal monthly installments. In February 1996, the terms of the loan were amended to provide for the suspension of installment payments for 12 months, but with interest continuing to accrue. In March 1997 and December 1997, the terms of the loan were further amended to suspend installment payments an additional nine and twelve months, respectively, with interest continuing to accrue. Currently, installment payments are suspended until December 1998, at which time the loan will be repayable in 12 equal monthly installments. The highest outstanding balance on the loan during 1997 was on December 31, 1997, when a balance consisting of aggregate principal and accrued interest totaled $102,143.

        During the period March through June 1997, the Company completed a private placement of Units in which it sold a total of five Units to seven purchasers, at a sale price of $50,000 per Unit. Each Unit consisted of (i) 500,000 shares of Common Stock and (ii) 165,000 Class D Warrants, each of which is exercisable to purchase one share of Common Stock at an exercise price of $0.10 per share. Mr. McNay purchased one Unit; Dr. Berman purchased .065 of a Unit; and Mr. Lanham purchased .05 of a Unit, in each case on the same terms as the purchasers who were not affiliated with the Company.

REPORT ON EXECUTIVE COMPENSATION

        The objective of the Board of Directors is to provide compensation arrangements for the Company's executive officers that generally are competitive within the industry and that promote the Company's goal of enhancing shareholder value. The components of the Company's compensation arrangements for its executive officers consist of base salary, bonuses and stock options.

        BASE SALARY. The base salaries of executive officers are established by contract or otherwise at levels that the Board (based on the advice of the chief executive officer as to officers other than the chief executive officer) believes are necessary to attract and retain executives of a caliber essential to the Company's success. Because of the few number of persons employed by the Company, salary levels of executive officers currently are set based on individual circumstances and not on the basis of an objective formula. While the Board is aware of the salaries paid to executives at comparable levels of responsibility by companies of a similar size, including some of the companies that are included in the NASDAQ Pharmaceutical Stocks Index shown on the Stock Performance Graph, its executive compensation decisions in 1997 were not significantly influenced by the competitive environment. Adjustments to salary levels are made from time to time based upon the foregoing factors and after giving consideration to the individual performance factors.

        BONUS. Although the Company does not have an established bonus plan, individual bonuses are paid to executive officers as provided for under the terms of individual employment agreements or are awarded from time to time in recognition of a particular contribution or achievement of an executive officer. The principal factors taken into consideration in determining bonus awards are the contributions made by the individual to the achievement of the Company's product development and financial goals. Bonuses paid to executive officers other than the chief executive officer usually are determined by the chief executive officer in consultation with the Board of Directors. No bonuses were paid to executive officers in 1997.

        STOCK OPTIONS. Because the Company to date has realized only limited revenues from operations and seeks to maximize the resources available to devote to product development, the Board has placed significant emphasis on stock option awards as a non-cash means of executive compensation. Under the Company's stock option plans, options are awarded at an exercise price equal to the fair market value of the Common Stock on the date of the grant and generally become exercisable over a period of years, thereby aligning the compensation realizable by executives with increases in shareholder value. The size of individual awards is based on a combination of factors, with a principal emphasis on salary levels, but with consideration also given to the number of vested and unvested stock options previously awarded to the executive officer and individual performance criteria. In 1997, in order to retain and motivate the present staff, stock options were awarded to Dr. Berman and Mr. Lanham. See "Executive Compensation -- Stock Option Grants."

        COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. In 1997, a salary of $149,820 was paid to Dr. Michael L. Berman, the Company's President and Chief Executive Officer. The Compensation Committee determined that this was the minimum salary necessary to retain Dr. Berman taking into account the Company's limited financial resources and the prospects of the Company. The Committee made no attempt to correlate his salary with any specific quantitative or quantitative measures of the Company's financial performance or its performance relative to any other company or group of companies. In order to retain the services of Dr. Berman, the Committee also granted to him stock options as reflected in the above table captioned "Option Grants in 1997."

        COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m). Internal Revenue Code section 162(m), enacted in 1993, prohibits a public company from taking a deduction for compensation in excess of $1 million paid to its chief executive officer and any of its other named executive officers. Certain performance-based compensation, however, is specifically exempted from the deduction limit. No formal policy has been adopted by the Company with respect to qualifying compensation paid to its executive officers from the deduction limit. The Company does not anticipate that any compensation paid to its executive officers in 1998 will exceed the dollar limit.

                                                 Allan L. Goldstein, Chairman
                                                 Michael L. Berman
                                                 Joseph C. McNay
                                                 Albert Rosenfeld

STOCK PERFORMANCE GRAPH

        The following graph compares the cumulative total stockholder return on the Common Stock (consisting solely of stock price performance, there having been no dividends paid during the period) for the last five years with the cumulative total return (including the reinvestment of all dividends) of (i) the Standard & Poor's 500 Stock Index and (ii) the NASDAQ Pharmaceutical Stocks Index. The NASDAQ Pharmaceutical Stocks Index is an industry index of approximately 276 companies that trade on NASDAQ. The Index is prepared for NASDAQ by the Center for Research in Security Prices at the University of Chicago. A list of the companies comprising the Index is available from the Company upon request. There can be no assurance that the performance of the Common Stock will continue into the future with the same or similar trends depicted in the graph below.


                               1992        1993       1994        1995       1996       1997
                               ----        ----       ----        ----       ----       ----
Alpha 1                       100.00       93.55      5.04         1.01         .68        .42
S&P 500 Index                 100.00      110.08    111.53       153.45      188.68     251.63
Nasdaq Pharmaceutical         100.00       89.10     67.10       122.70      123.10     127.20
Index

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of May 12, 1998, unless otherwise indicated, certain information concerning the beneficial ownership of Common Stock (i) by each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) by each nominee for election as a director, (iii) by each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" and (iv) by all directors and executive officers of the Company as a group, in each case as reported to the Company by such persons.

                                                                                PERCENTAGE OF
NAME AND ADDRESS OF                                                             OUTSTANDING
BENEFICIAL OWNER (1)                        NUMBER OF SHARES (2)                SHARES (3)
--------------------                        --------------------                ----------


Allan L. Goldstein                              896,612(4)                          7.1%

Joseph C. McNay                                 791,000(5)                          6.5%

Albert Rosenfeld                                 24,100(6)                             *

Michael L. Berman                               872,132(7)                          6.8%

Robert J. Lanham                                370,461(8)                          3.0%

Roger Samet                                   1,132,050(9)                          9.2%
254 East 68th Street
New York, NY  10021

All directors and executive officers
as a group (five persons)                     2,954,305(10)                        21.3%

---------------------

*  Constitutes less than 1% of the outstanding shares of Common Stock.

(1) Unless otherwise indicated, the address of the beneficial owner is c/o Alpha 1 Biomedicals, Inc., 6707 Democracy Boulevard, Suite 111, Bethesda, Maryland 20817.

(2) A beneficial owner of a security includes a person who directly or indirectly has or shares voting or investment power with respect to such security. Voting power is the power to vote or direct the voting of the security and investment power is the power to dispose or direct the disposition of the security. Each person listed has advised the Company that, except as otherwise indicted below, such person has, or upon the exercise of the stock options or Class D Warrants indicated as beneficially owned will have, sole voting power and sole investment power with respect to the shares indicated.

(3) The percentages represent the total number of shares of Common Stock shown in the adjacent column divided by the sum of (i) the issued and outstanding shares of Common Stock as of May 12, 1998, and (ii) all shares of Common Stock, if any, issuable upon the exercise of stock options or Class D Warrants held by such person or group that were exercisable on May 12, 1998, or will become exercisable within 60 days thereafter.

(4) Consists of (i) 185,285 shares of Common Stock owned directly by Dr. Goldstein and 605,121 shares of Common Stock which he has a right to acquire pursuant to the exercise of immediately exercisable options granted under the Company's 1986 Incentive Stock Option Plan and 1987 Non-Qualified Stock Option Plan over which Dr. Goldstein has, or upon exercise of such options will have, sole voting and sole investment power and (ii) 11,000 shares held in trust for the benefit of Dr. Goldstein's daughter, as to which he serves as a co-trustee, 51,103 shares held by Dr. Goldstein's wife, and 44,103 shares held by Dr. Goldstein's wife as custodian for their minor child, all with respect to which Dr. Goldstein shares voting and investment power.

(5) Consists of 612,000 shares of Common Stock owned directly by Mr. McNay and 14,000 shares of Common Stock issuable upon the exercise of the immediately exercisable portion of options granted under the Company's Directors Stock Option Plan and Class D Warrants exercisable to purchase 165,000 shares of Common Stock.

(6) Consists of 10,100 shares of Common Stock owned directly by Mr. Rosenfeld and 14,000 shares of Common Stock issuable upon the exercise of the immediately exercisable portion of options granted under the Company's Directors Stock Option Plan.

(7) Consists of 68,000 shares of Common Stock owned directly by Dr. Berman and 782,682 shares issuable upon exercise of immediately exercisable stock options granted under the Company's 1986 Incentive Stock Option Plan and Non-Qualified Stock Option Plan, and Class D Warrants exercisable to purchase 21,450 shares of Common Stock.

(8) Consists of 54,727 shares of Common Stock owned directly by Mr. Lanham and 299,234 shares issuable upon exercise of immediately exercisable stock options granted under the Company's 1986 Incentive Stock Option Plan and 1987 Non-qualified Stock Option Plan and Class D Warrants exercisable to purchase 16,500 shares of Common Stock.

(9) Consists of 840,000 shares of Common Stock and Class D Warrants exercisable to purchase 292,050 shares of Common Stock.

(10) Consists of 930,112 shares of Common Stock owned directly by all directors and executive officers of the Company as a group, the right to acquire through the exercise of stock options 1,715,037 shares of Common Stock that were exercisable on May 12, 1998, or that will become exercisable within 60 days thereafter, 106,206 shares of Common Stock owned by wives and children of directors and executive officers, and Class D Warrants exercisable to purchase 202,950 shares of Common Stock.

                      SALE OF THYMOSIN ALPHA 1 ROYALTY RIGHTS

GENERAL

        On December 3, 1997, the Company's Board of Directors unanimously approved the sale of the Company's royalty rights with respect to Thymosin alpha 1 to SciClone Pharmaceuticals, Inc. in exchange for (i) $130,000 in cash and
(ii) 444,115 shares of SciClone Common Stock (such number of shares being subject to increase, but not in excess of a total of 600,000, in the event of a decline in the market price of the SciClone Common Stock, as more fully described herein). The sale is conditioned on the approval of the transaction by the Company's stockholders at the Annual Meeting. On May 12, 1998, the market price of the SciClone Common Stock was $4.3125 per share.

        The Company is entering into the SciClone Transaction in order to generate the cash needed to continue operating as a going concern. If the SciClone Transaction is approved, it is the Company's current intention to use the cash proceeds and proceeds from the sale of the SciClone Common Stock to pay existing indebtedness and to fund current operations while it continues its efforts to secure additional financing or to effect a business combination.

        In evaluating the SciClone Transaction, stockholders should take into consideration the fact that the Board of Directors did not obtain from an outside source either an appraisal of the value of the Thymosin alpha 1 royalty rights or an opinion as to the fairness of the transaction to the Company and its stockholders. While the Company did attempt to solicit third-party proposals to purchase the Thymosin alpha 1 royalty rights, it did not obtain any offers other than from SciClone.

        The Board's recommendation of the SciClone Transaction to the stockholders is based on its conclusion that the transaction is superior to any other alternative available to the Company because it satisfies the Company's immediate need for cash and should provide the Company with sufficient cash to continue its operations until approximately the fourth quarter of 1998 assuming the market price of the SciClone Common Stock remains at or above $3.00 per share. See "Recommendation of the Board of Directors."

        The sale of the Company's Thymosin alpha 1 royalty rights to SciClone does not involve an exchange of, or a change in the terms of the outstanding Common Stock, nor does it require the Company to issue additional shares of the Common Stock or any other securities. Accordingly, the transaction will not change the legal rights and preferences of any of the stockholders, each of whom will continue to hold the same number and percentage of shares that such stockholder held prior to the transaction. Stockholders do not have appraisal rights with respect to the transaction.

BACKGROUND OF THE TRANSACTION

        RELATIONSHIP WITH SCICLONE. From the Company's inception in 1982 through 1994, the Company was primarily engaged in research and development activities and in the conduct of clinical trials involving Thymosin alpha 1, a 28-amino acid peptide, for the purpose of evaluating its efficacy in the treatment of various diseases and immune disorders. In 1990, the Company entered into a license agreement with SciClone, pursuant to which the Company granted to SciClone an exclusive license to all of the Company's patent and other proprietary rights with respect to Thymosin alpha 1 to develop, test, make, use and sell Thymosin alpha 1 and products containing Thymosin alpha 1 for all human and animal therapeutic and diagnostic uses (collectively, "Licensed Products"). The original scope of the license covered all countries of the world, with the exception of the United States, Canada, Israel, Europe and Korea (the "Original Territory").

        In 1994, as part of the settlement of an arbitration proceeding between the two companies, the Company entered into a new license agreement with SciClone (the "SciClone License Agreement") under which the territory covered by SciClone's exclusive license was expanded to cover the entire world, including the United States, Canada and Europe, with the exception of Italy, Spain, Portugal and Korea (the "New Territory"). In 1995, the license granted by the Company in Korea terminated, with the result that the SciClone License Agreement, by its terms, extended to cover Korea. In April 1997, Sclavo S.p.A., which was the Company's licensee of Thymosin alpha 1 in Italy, Spain and Portugal, SciClone and the Company entered into agreements whereby (i) Sclavo relinquished its license from the

Company, (ii) SciClone became the exclusive licensee of the Company in the three countries and (iii) Sclavo became a sublicensee of SciClone in the three countries. As the result, the Company under the SciClone License Agreement became entitled to royalties based on Sclavo's commercial sales in Italy, Spain and Portugal. As a consequence of these transactions, the New Territory has expanded so that currently the territorial scope of SciClone's exclusive license is worldwide.

        Under the terms of the Company's SciClone License Agreement, SciClone is solely responsible for the commercial development of Thymosin alpha 1, including the conduct of all necessary clinical testing and the securing of all required regulatory approvals. The Company is entitled to receive a royalty on net sales revenues from Licensed Product sales in the Original Territory by SciClone and its sublicensees of (i) 3.5%, if SciClone has patent protection in the country in which the Licensed Product is sold, and (ii) 3.0%, if SciClone does not have patent protection. The Company is entitled to receive a royalty on net sales revenues from Licensed Product sales in the New Territory by SciClone and its sublicensees of (i) 7.0%, if SciClone has patent protection in the country in which the Licensed Product is sold, and (ii) 6.0%, if SciClone does not have patent protection. The Company's right to receive royalties on sales of Licensed Products continues until September 30, 2002, unless by that date the Company has not earned royalties of at least $35 million, in which case SciClone's royalty obligations will continue until the earlier of (i) the receipt by the Company of royalties totaling $35 million and (ii) September 30, 2009. Under the SciClone License Agreement, SciClone is responsible for the payment on behalf of the Company of all royalties due licensors of Thymosin alpha 1 rights to the Company.

        SciClone has advised the Company that it is currently pursuing the commercial development of Thymosin alpha 1, under the trademark of Zadaxin(R), as a treatment of chronic hepatitis B and chronic hepatitis C. According to SciClone, Zadaxin(R) currently is approved and is being marketed for chronic hepatitis B in the People's Republic of China, the Philippines and Singapore, and SciClone has filed for approval to market Zadaxin(R) for this indication in 18 additional countries in Asia, Latin America and the Middle East. In Japan, SciClone has licensed exclusive rights with respect to Thymosin alpha 1 to the Japanese subsidiary of Schering-Plough Corporation ("SPKK") which currently is conducting clinical studies. Recently, SciClone announced that SPKK has been authorized by the Japanese Ministry of Health and Welfare to initiate a pivotal Phase III hepatitis B study. In Taiwan, SciClone currently is completing various regulatory filings that will allow SciClone to file for registration. With respect to use of Zadaxin(R) as a therapy for chronic hepatitis C, SciClone currently is performing clinical studies in Japan, the United States and Europe. In the United States and Europe, SciClone is developing Zadaxin(R) in combination with interferon for the treatment of chronic hepatitis C and is currently exploring collaborative arrangements for the development and marketing of Zadaxin(R).

        The following table sets forth the royalties paid to the Company as the result of sales by SciClone and its sublicensees of Licensed Products.

               Year                                Royalties
               ----                                ---------

               1995                                $   4,902
               1996                                $  17,243
               1997                                $  69,104
               1998                                $   2,515*

* Pursuant to the terms of the Acquisition Agreement (as hereafter defined) further royalty payments have been suspended.

        In August 1996, the Company entered into an agreement with SciClone under which the Company received advance royalty payments totaling $500,000. In exchange, the Company agreed that after receiving royalty payments of $1.75 million, it will forego future royalties, if and when earned, in an amount equal to $2.5 million (the "First Royalty Prepayment"). In September 1997, the Company entered into a second agreement with SciClone under which it received an advance royalty payment of $70,000. In exchange, the Company agreed that after receiving royalty payments of $1.75 million, it will forego future royalties, if and when earned, in an amount equal to $700,000 (the "Second Royalty Prepayment"). The Company entered into both of these transactions in order to obtain funds needed to continue operations.

        Under the SciClone License Agreement, the decision whether to continue the commercial development of Thymosin alpha 1 is within the sole discretion of SciClone. While the Company understands that SciClone is continuing with its efforts to commercialize Thymosin alpha 1 and has announced receipt of licenses to market Thymosin alpha 1 in several countries, there is no assurance as to the extent that the product will be successfully commercialized or as to the amount of the royalty payments that the Company would receive based on the commercial sales of Licensed Products by SciClone and its sublicensees.

        EFFORTS TO SELL THYMOSIN ALPHA 1 ROYALTY RIGHTS. Due to the financial condition of the Company and the status of its product development efforts, the Company, over its history, has continually required infusions of additional cash in order to remain a going concern. See "Reasons for the Transaction." One source of potential revenue has been its right to receive royalty payments on the commercial sale by SciClone and its sublicensees of Licensed Products. Until suspended in accordance with the terms of the Acquisition Agreement, the Company had received royalty payments totaling $93,764. In addition, the Company has utilized these assets as a source of cash in the form of the two advance royalty payments.

        In April 1997, Dr. Michael Berman, President and CEO of the Company, contacted Aurora Capital, a financial advisory company, to discuss possible means by which the Company could realize immediate value from its Thymosin alpha 1 royalty rights. Following discussions with Aurora, Dr. Berman contacted Donald Sellers, President and CEO of SciClone, to explore the possibility of a sale of the Thymosin alpha 1 royalty rights to SciClone. This discussion led to a meeting on May 7, 1997, between Dr. Berman and Mr. Shawn Singh, Senior Vice President of SciClone. Mr. Singh indicated that SciClone was interested in a transaction that would involve an assignment to SciClone of all of the Company's patents and licenses for Thymosin alpha 1 in exchange for cash and shares of SciClone Common Stock.

        On May 15, 1997, Dr. Berman met with Mr. Singh to discuss further details of a possible transaction. The parties discussed a net present value analysis prepared by the Company. See "Recommendation of the Board of Directors." Mr. Singh indicated that the SciClone offer, which was less than the value of the Thymosin alpha 1 royalty rights suggested by the Company's analysis, was justified because of the potential appreciation of value of SciClone Common Stock. Mr. Singh also indicated that, as an added value, SciClone might be able to provide cash payments to the Company in advance of stockholder approval, as well as bridge financing to the Company until the registration statement for the resale of the SciClone Common Stock became effective.

        On May 23, 1997, Dr. Berman reported to the Company's Board of Directors on the status of the negotiations with SciClone. Dr. Berman advised the Board that the parties were still discussing the transaction price, and that he believed the final price would be between $2 and $3 million. The Board directed Dr. Berman to continue his negotiations with SciClone and to continue to investigate any other possible transactions involving the sale of the Thymosin alpha 1 royalty rights. On June 6, 1997, Dr. Berman met again with Mr. Singh to continue the negotiations.

        On June 25, 1997, in accordance with the Board's direction, the Company contracted with The Ulysses Group, a financial advisory company, to conduct a separate search for potential purchasers of the Thymosin alpha 1 royalty rights. Through November 1997, the Ulysses Group contacted eleven investment funds or venture capital funds with regard to a proposal whereby the Company would issue debentures secured by the Company's Thymosin alpha 1 royalty rights. During the same period, the Company directly contacted two companies that specialize in purchasing pharmaceutical and medical product royalty rights, and three other investment banking companies, regarding the sale of the Thymosin alpha 1 royalty rights. Three of the companies contacted requested further information about Thymosin alpha 1 and the royalty rights, but none pursued discussions with the Company beyond this point. On the basis of these contacts, the Company concluded that it was unlikely to locate another bidder for the royalty rights within a timeframe consistent with the Company's immediate need for cash.

        On August 28, 1997, SciClone presented a term sheet to the Company that outlined SciClone's offer and also made an offer with respect to the Second Royalty Prepayment. See "Background of the Transaction -- Relationship with SciClone." On September 4, 1997, the Board met and discussed the SciClone proposals. Due to the Company's need for immediate funding to continue its operations, the Board approved the Second Royalty Prepayment and instructed Dr. Berman to continue negotiations with SciClone over the terms of the sale of the Thymosin alpha 1 royalty rights. Following the Board meeting, SciClone and the Company continued to exchange drafts of an agreement.

        On December 3, 1997, the Board met and was advised of the final terms of the proposed agreement. The Board also was advised that despite its efforts, the Company had been unable to attract any other offers for the royalty stream. The Board voted unanimously in favor of the final terms of the agreement, which was signed on December 17, 1997.

        On May 15, 1998, the terms of the transaction with SciClone were modified to eliminate the requirement that the Company assign to SciClone the rights to Thymosin alpha 1 obtained by the Company from third-party licensors to the Company. Instead, SciClone will remain a sublicensee of such rights from the Company in accordance with the terms of the SciClone License Agreement.

DESCRIPTION OF THE ALPHA RIGHTS ACQUISITION AGREEMENT

        The following is a summary of the material terms of the Alpha Rights Acquisition Agreement, dated as of December 17, 1997, between the Company and SciClone, as amended by a First Amendment Agreement, dated as of May 15, 1998, under which the Company will exchange its royalty rights with respect to Thymosin alpha 1 for cash and shares of SciClone Common Stock. This summary is qualified in its entirety by the text of the Alpha Rights Acquisition Agreement, a copy which has been filed by the Company with the United States Securities Exchange Commission (the "SEC") as Exhibit 10.1 to a Form 8-K, dated December 17, 1997, and the text of the First Amendment Agreement, a copy of which has been filed by the Company with the SEC as Exhibit 10.1 to a Form 8-K, dated May 15, 1998. A copy of each of the Alpha Rights Acquisition Agreement, including exhibits, and the First Amendment Agreement may be obtained upon a written or oral request directed to Robert J. Lanham, Chief Financial Officer, Alpha 1 Biomedicals, Inc., 6707 Democracy Boulevard, Suite 111, Bethesda, MD 20817-1129, telephone number (301) 564-4400. Each of the Form 8-K's also are available from the SEC's Electronic Data Gathering and Retrieval ("EDGAR") database located at the website maintained by the SEC at http://www.sec.gov. The Alpha Rights Acquisition Agreement and the First Amendment Agreement are referred to herein collectively as the "Acquisition Agreement."

        ASSETS CONVEYED AND LIABILITIES ASSUMED. Under the terms of the Acquisition Agreement, Alpha will release SciClone, effective as of December 17, 1997 (the "Effective Date"), from all future royalty obligations to the Company arising from the sale by SciClone and its sublicensees of Licensed Products. In addition, the Company will transfer and assign to SciClone all of the Company's right, title and interest in and to all of the Company's patents and patent applications (both domestic and foreign) with respect to Thymosin alpha 1 (the "Alpha Owned Patent Rights"). SciClone will remain the sole and exclusive licensee, in accordance with the terms of the SciClone License Agreement, of the Company's rights under licenses with third parties pursuant to which the Company has acquired rights to Thymosin alpha 1 (the "Alpha Licensed Patent Rights" and, together with the Alpha Owned Patent Rights, the "Thymosin Alpha 1 Rights"). However, SciClone will assume all of the Company's obligations, including royalty obligations, to such third-party licensors of Alpha Licensed Patent Rights.

        CONSIDERATION RECEIVED BY THE COMPANY. In consideration for relinquishing its right to future royalties, for conveying the Alpha Owned Patent Rights to SciClone, and for assuming the Company's obligations to the third-party licensors of the Alpha Licensed Patent Rights, the Company will receive a combination of cash and shares of SciClone Common Stock as follows:

        Cash. In anticipation of the consummation of the transaction, SciClone has made cash payments to the Company totaling $130,000. If the transaction does not close for any reason (including the failure to obtain stockholder approval), SciClone will be credited with a prepayment of future royalties in an amount equal to (i) $130,000, minus the amount royalties foregone by the Company on and after the Effective Date, multiplied by (ii) a factor of ten, with such credit to take effect after SciClone has made royalty payments to the Company totaling $1.75 million. The credit received by SciClone against future royalty payments of ten times the amount of cash received by the Company was the result of negotiations between the parties and reflects both the risk that such royalties may never be earned and the discounted present value of any such future royalties that are earned.

        SciClone Common Stock. On the Closing Date (as hereinafter defined) of the transaction, the Company will receive 444,115 shares of SciClone Common Stock (the "Initial Shares"). This number of Shares was calculated by dividing
(i) $1.8 million by (ii) a price per share of SciClone Common Stock of $4.053 (the "Initial Average Price"), representing the average of the closing sale prices per share of SciClone Common Stock for the 20 trading days immediately preceding the date that was three trading days prior to the Effective Date.

        The Initial Shares will be subject to resale restrictions, as provided for in a Stock Rights Agreement between the Company and SciClone to be entered into at the closing, the form of which is attached as Exhibit D to the Acquisition Agreement (the "Stock Rights Agreement"). Under the Stock Rights Agreement, (i) SciClone will agree to file, within 30 days following the Closing Date, a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended, that will register both the Initial Shares and the Additional Shares (as hereinafter described) for resale by the Company and (ii) the Company will agree that, commencing with the 30-day period beginning on the effective date of the Registration Statement and during each of the next eleven 30-day periods thereafter (each a "Lock-Up Period", and the first day of each such Lock-Up Period being referred to as a "Lock-Up Release Date"), it will limit its resale (i) of Initial Shares to a number that is equal to 1/12 of the total number Initial Shares and (ii) of Additional Shares to a number that is equal to 50,000, minus the number of Initial Shares sold during the Lock-Up Period.

        To compensate the Company if the market price of the SciClone Common Stock declines below the Initial Average Price over the course of the successive Lock-Up Periods, SciClone has agreed to issue additional shares of SciClone Common Stock to the Company under certain circumstances. Whether the Company is entitled to additional shares of SciClone Common Stock is determined by computing the average of the assigned value per share of SciClone Common Stock (the "Average Price") on a particular Lock-Up Release Date and each preceding Lock-Up Release Date (the assigned value per share for each such Lock-Up Release Date being equal to the average of the closing sale prices per share for the 20 trading days immediately preceding the date that is three trading days prior to the applicable Lock-Up Release Date). The average of the assigned values (the "Average Price") is then compared to the Initial Average Price. If the Average Price is less than the Initial Average Price, SciClone will issue to the Company a number of additional shares (the "Additional Shares") which, when added to applicable fraction of the number of Initial Shares (calculated by multiplying 1/12 of the Initial Shares by the number of Lock-Up Release Dates that have elapsed) and any Additional Shares issued on prior Lock-Up Release Dates, will have a value (calculated based on the Average Price) equal to (i) $150,000 multiplied by (ii) the number of Lock-Up Release Dates that have elapsed (including the then current Lock-Up Release Date); provided that the total number of Initial Shares and Additional Shares issued to the Company cannot exceed 600,000. This computation was arrived at by agreement of the parties and is designed to provide for the issuance to the Company of additional shares of SciClone Common Stock (subject to the 600,000 share limitation) if the market price of the SciClone Common Stock declines prior to the time that the Company is eligible to sell the shares consistent with the lock-up restriction on resale.

        The following table illustrates the value of the SciClone Common Stock that the Company would receive (taking into account the 600,000 share limitation) under the terms of the Acquisition Agreement assuming the assigned value of the SciClone Common Stock on the date of the closing and on each successive Lock-Up Release Date is as indicated under column headed "SciClone Common Stock Price":

     SciClone            Value of                              Value of           Value of
   Common Stock           Initial          Additional         Additional            Total
       Price            Shares (1)           Shares           Shares (2)         Shares (3)
-------------------- ------------------ ------------------ ------------------ ------------------
       $1.00         $         444,115          155,885    $       155,885    $         600,000
       $2.00         $         888,230          155,885    $       311,770    $       1,200,000
       $3.00         $       1,332,345          155,885    $       467,655    $       1,800,000
       $4.00         $       1,776,460            5,880    $        23,520    $       1,800,000
       $5.00         $       2,220,575                0                  0    $       2,220,575
       $6.00         $       2,664,690                0                  0    $       2,664,690

(1) Calculated by multiplying 444,115 shares of SciClone Common Stock by the applicable SciClone Common Stock Price.

(2) Calculated by multiplying the number of Additional Shares by the applicable SciClone Common Stock Price.

(3) The sum of the Value of the Initial Shares and the Value of the Additional Shares.

        Because the future price of SciClone Common Stock cannot be known, neither the number of Additional Shares, if any, that the Company would receive, nor the proceeds that the Company would be able to realize from the sale of the Initial Shares and the Additional Shares, if any, is determinable.

        The following table sets forth certain historical information concerning the market price of the SciClone Common Stock:

        1996                   HIGH          LOW
        ----                   ----          ---
        1st Quarter            16 1/8         4 3/4
        2nd Quarter            15 1/8        11 1/4
        3rd Quarter            14 3/4         6 7/8
        4th Quarter            13             7 5/8

        1997                   HIGH          LOW
        ----                   ----          ---

        1st Quarter            10             5 1/8
        2nd Quarter            7 1/2          4 3/8
        3rd Quarter            6 1/2         3 7/16
        4th Quarter            7 3/8        2 15/16

        1998                   HIGH          LOW
        ----                   ----          ---

        1st Quarter            4 5/8        1 13/16
        2nd Quarter            5 1/8         3 3/16
        (through May 12, 1998)

        On May 12, 1998, the closing sale price of the SciClone Common Stock was $4.3125 per share.

        BRIDGE LOAN. To assist the Company in funding its operations pending the closing of the SciClone Transaction and prior to the effectiveness of the Registration Statement, SciClone has agreed in the Acquisition Agreement to loan to the Company up to $280,000 (the "Bridge Loan") as follows: (i) $70,000 on the sixty-first calendar day following the Effective Date, (ii) $70,000 on the later of (A) the ninety-first calendar day following the Effective Date and (B) the first business day following the closing, and (iii) $70,000 on the business day in each of the next two months corresponding to the business day of the loan referred to in clause (ii), if such corresponding business day precedes the effective date of the Registration Statement (collectively, the "Advances"). The obligation of the Company to repay the Advances will be evidenced by a Promissory Note and Security Agreement, the form of which is attached as Exhibit E to the Acquisition Agreement. Advances are non-interest bearing (except to the extent that the Company fails to repay any principal installment when due, in which case the overdue installment will bear interest at the rate of 10% per annum). The Advances will be secured by Initial Shares having a market value equal to the principal amount of the Advances. The Company will be required to repay the Advances in monthly installments of $70,000, commencing on the earlier of (i) the ninth Lock-Up Release Date and (ii) the Lock-Up Release Date following any date on which the Company receives new equity financing of at least $500,000, and in any event the Advances will be due and payable in full on May 31, 1999. If the transaction does not close for any reason, SciClone will be credited with a prepayment of $700,000 in future royalties (effective after SciClone has made royalty payments to the Company totaling $1.75 million) with respect to the $70,000 Advance made in anticipation of the closing, in lieu of the obligation of the Company to repay the Advance. The credit received by SciClone against future royalty payments of ten times the amount of the loan proceeds was the result of negotiations between the parties and reflects both the risk that such royalties may never be earned and the discounted present value of any such future royalties that are earned, as well as the benefit to the Company of the interest-free loan.

        CONDITIONS TO THE CLOSING. In addition to approval by the stockholders of the Company, the SciClone Transaction is conditioned on (i) the receipt by the Company of a "no-action commitment", in a form agreed upon by the Company and SciClone, from the Company's creditors holding at least 90% of the aggregate dollar amount of the Company's financial obligations, (ii) the absence of a material adverse event affecting the rights being conveyed to SciClone that is outside of the control of SciClone, (iii) the continued accuracy in all material respects of the representations and warranties of the Company and SciClone contained in the Acquisition Agreement, (iv) the compliance by the Company and SciClone with the covenants that each is required to perform or comply under the Acquisition Agreement, and (v) other customary conditions. Any one or more of the conditions to the closing can be waived by the party for whose benefit the condition or conditions is intended. As of May 12, 1998, the Company had received "no action commitments" from creditors holding 75% of the aggregate dollar amount of the Company's financial obligations. Management believes the Company will satisfy all of the conditions necessary for closing in a timely manner that will not unduly delay the closing.

        CLOSING. The closing of the transaction (the "Closing") will occur on a date (the "Closing Date") that is within five business days after all of the conditions to the Closing have been satisfied or waived or on such later date as the Company and SciClone shall agree.

        ASSUMED AND RETAINED LIABILITIES. From and after the Closing, SciClone will assume all of the liabilities of the Company, and will agree to perform all of the covenants and agreements of the Company, with respect to the Thymosin Alpha 1 Rights that accrue as of and after the Closing (the "Assumed Liabilities"). From and after the Closing, the Company will continue to be responsible for all of the liabilities of the Company, and will be obligated to perform all of the covenants and agreements of the Company, with respect to Thymosin alpha 1 accrued as of the Closing, but excluding all of the liabilities that SciClone agreed to perform under the SciClone License Agreement (the "Retained Liabilities"). Those obligations of SciClone that are excluded from Retained Liabilities include SciClone's obligations under the SciClone License Agreement to pay on behalf of the Company all royalties due licensors to the Company based on SciClone's sales of Licensed Products.

        REPRESENTATIONS AND WARRANTIES. The Acquisition Agreement contains customary representations and warranties made by the Company and by SciClone. Among the representations and warranties of the Company are those concerning (i) the absence of any undisclosed legal proceedings against the Company involving the Thymosin Alpha 1 Rights, (ii) compliance by the Company in all material respects with all laws and regulations with respect to or affecting the Thymosin Alpha 1 Rights, (iii) the enforceability and the absence of any breaches of the agreements pursuant to which the Company holds the Alpha Licensed Patent Rights,
(iv) the absence of any rights granted by the Company to third parties with respect to the Thymosin Alpha 1 Rights, and (v) the absence of any claims against the Company with respect to the Thymosin Alpha 1 Rights. All of the representations and warranties of both parties will survive the Closing.

        INDEMNIFICATION. The Company is obligated to indemnify SciClone for:
(i) losses, expenses and liabilities incurred by SciClone as the result of any breach by the Company of its representations and warranties or the failure of the Company to perform any of its obligations under the Acquisition Agreement and related agreements, and (ii) all liabilities, obligations and claims arising prior to the Closing Date with respect to the Retained Liabilities. SciClone is obligated to indemnify the Company for: (i) losses, expenses and liabilities incurred by SciClone as the result of any breach by SciClone of its representations and warranties or the failure of SciClone to perform any of its obligations under the Acquisition Agreement and related agreements, and (ii) liabilities, obligations and claims arising from and after the Closing Date with respect to the Assumed Liabilities. The indemnification obligations for breaches of representation and warranty and for breaches of covenant apply only to claims asserted within a three-year period following the Closing Date.

        COVENANT NOT TO COMPETE. In the Acquisition Agreement, the Company agrees that it will not, directly or indirectly, make, have made, use or sell Thymosin alpha 1 anywhere in the world. This restriction remains in effect for so long as SciClone has patent rights with respect to Thymosin alpha 1 in any country.

        TERMINATION. The Acquisition Agreement may be terminated by either party if such party is not in default of its obligations under the Acquisition Agreement and either (i) the Closing has not occurred by July 31, 1998 (whether or not the stockholders of the Company have approved the transaction) or (ii) the stockholders of the Company fail to approve the transaction.

        TERMINATION OF SCICLONE LICENSE AGREEMENT. At the time of the Closing, the SciClone License Agreement will terminate, except for certain provisions, including provisions relating to the following matters, that will remain in full force and effect: (i) SciClone's royalty and reporting obligations prior to the Closing to the licensors to the Company of the Thymosin alpha 1 rights sublicensed by the Company to SciClone, (ii) the restrictions on the purchase by SciClone of shares of Alpha Common Stock, and (iii) the indemnification obligations of both the Company and SciClone.

REASONS FOR THE TRANSACTION

        At the current time, the Company has no technology that appears to offer a reasonable prospect for commercial success within the near term. After the licensing of Thymosin alpha 1 to SciClone, the Company's remaining technology has been limited to Thymosin beta 4, a 43-amino acid peptide. However, the commercial development of Thymosin beta 4 for the treatment of cystic fibrosis, the most promising indication for which Thymosin beta 4 has been identified as a possible treatment, cannot be pursued without the risk of infringing an issued U.S. patent held by another company. Very limited preclinical testing of Thymosin beta 4 in animals for other indications has produced only mixed results. Even if Thymosin beta 4 were to show indications of efficacy in the treatment of a particular disease or condition, commercialization would require many years of testing and significant financial resources. In view of this situation, the Board of Directors has concluded that absent the acquisition of new technology, coupled with substantial financing, the Company will be unable to survive as an independent entity.

        The Company is proposing to enter into the SciClone Transaction in order to generate the cash needed to continue operating as a going concern, including the payment of existing indebtedness. In approving the transaction, the Board of Directors determined there was no other transaction available to the Company that would satisfy the Company's immediate cash needs while the Company continues its efforts to secure additional financing to fund the acquisition of new technology or to effect a business combination with a company having cash resources or a financeable technology. In this regard, on March 4, 1998, the Company entered into an agreement with Aurora Capital Corporation pursuant to which Aurora will provide the Company with advisory and investment banking services, including the identification of potential merger or acquisition candidates and analysis of possible deal structures. However, there is no assurance that the Company's efforts, or those on behalf of the Company by Aurora, will be successful.

        PRODUCT DEVELOPMENT EFFORTS. Since its inception in 1982, the Company's primary activities have consisted of research and development and the conduct of clinical trials involving several peptides to which the Company has held proprietary rights. These efforts have met with only limited success.

        Through mid-1994, the primary focus of the Company was on efforts to commercialize Thymosin alpha 1 as a treatment for various disease indications or as a vaccine adjuvant. The Company's resources were devoted primarily to an evaluation of Thymosin alpha 1 as a treatment for chronic hepatitis B. In April 1994, the results of a Phase III multicenter clinical trial sponsored by the Company to test Thymosin alpha 1 as a treatment for this indication were analyzed. The results did not show a statistically significant difference between the response of the treatment group and the placebo group. This led the Company to conclude that, without further testing, the results of the Phase III trial would not support the submission of a New Drug Application (an "NDA") to the U.S. Food and Drug Administration for approval of Thymosin alpha 1 as a sole treatment for chronic hepatitis B. The further testing needed to support an NDA would have required a commitment of resources beyond the Company's financial capacity. As a result, in August 1994, the Company, as part of the settlement of an arbitration proceeding between the Company and SciClone, entered into the SciClone License Agreement under which it licensed to SciClone the worldwide rights to Thymosin alpha 1. See "Background of the Transaction -- Relationship with SciClone." Shortly thereafter, the Company's research facilities in California were closed and the total number of employees was reduced from 29 to 5.

        After licensing of Thymosin alpha 1 to SciClone, the Company refocused its research and development efforts on an evaluation of the prospects for commercialization of Thymosin beta 4. However, initial efforts to develop Thymosin beta 4 as a treatment for cystic fibrosis were discontinued in February 1996 when the Company learned of an issued United States patent on which the sale of Thymosin beta 4 as a treatment for cystic fibrosis would probably infringe. Efforts to obtain a license to this patent have been unsuccessful. In 1997, an animal study conducted by an investigator at Vanderbilt University to evaluate the potential of Thymosin beta 4 to treat septic shock did not produce a positive result. More recently, the Company in a collaboration with investigators at the National Institutes of Health has obtained encouraging, but very preliminary results, using Thymosin beta 4 in the areas of angiogenesis and skin growth.

        In February 1996, the Board of Directors of the Company, due to the financial circumstances of the Company, approved a plan which provided for the reduction or termination of all ongoing research and development activities, a reduction in leased space, a reduction in certain salaries and the severance of administrative staff. Pursuant to this plan, the Company relocated its headquarters to a smaller space and currently has 3 full-time employees. Since that time, no further development and only limited research has been conducted by the Company.

        In connection with its Thymosin beta 4 research and development activities, the Company entered into contracts with several vendors to provide various products and services. When the Company substantially discontinued its research and development activities in 1996, these contracts were terminated, leaving the Company with payments due four vendors (the "Vendors") totaling $1.3 million. In 1996, the Company entered into agreements with each of the Vendors under which these obligations would be paid with the proceeds of royalty payments received by the Company under the SciClone License Agreement.

        CURRENT FINANCIAL SITUATION. Since its inception, the Company's operations have been funded by the proceeds from the issuance of equity securities (and interest earned on such funds), the licensing of technology developed or acquired by the Company, and limited product sales. Through March 31, 1998, the Company had an accumulated deficit of $38.3 million.

        Upon the execution of the Acquisition Agreement in December 1997, the Company received a cash payment of $65,000, representing one-half of the cash consideration payable by SciClone under the Acquisition Agreement. A second payment of $65,000 was received in January 1998. See "Description of the Alpha Rights Acquisition Agreement -- Consideration Received by the Company." In February 1998, the Company received a loan of $70,000 from SciClone representing the first installment of the Bridge Loan. See "Description of the Alpha Rights Acquisition Agreement -- Bridge Loan." In March 1998, in a transaction not provided for in the Acquisition Agreement, the Company received a loan of $70,000 from SciClone. This loan bears interest at the rate of 8% per annum and is to be repaid in 12 equal monthly installments beginning on June 30, 1998. If the Company defaults on the payment of principal or interest when due on the loan, SciClone may elect to treat all or any portion of the amount owing as a credit against future royalties under the SciClone License Agreement on the basis of a $10 credit for each $1 of principal or interest owed. At March 31, 1998, the Company had total liabilities of $2.4 million, including the $1.3 million due the Vendors, and current assets of $74,184, of which $42,308 consisted of cash and cash equivalents. These funds received from SciClone are being used to fund current operations and to pay legal, accounting and other expenses associated with the SciClone Transaction. The Company estimates that its existing cash will be sufficient to sustain the Company's operations until the middle of the second quarter of 1998. In the event shareholder approval is not received, after the Company has been paid $1.75 million in royalties, royalty payments from SciClone will not resume until SciClone effects sales of Licensed Products sufficient to generate cumulative royalties in excess of $6.95 million.

        Because the Company is required to make the payment due the Vendors from the proceeds of royalties payments received by SciClone, the SciClone Transaction will have the effect of accelerating the payments due the Vendors. In consideration for the acceleration of payments, the Vendors have agreed to reduce the Company's aggregate obligation to $902,000 which the Company has committed to pay from the proceeds of the sale of the shares of SciClone Common Stock received in the SciClone Transaction.

        If the SciClone Transaction is approved by stockholders and the transaction closes, the Company will receive, as of the closing, the 444,115 Initial Shares as provided for under the Acquisition Agreement. Under the terms of the Stock Rights Agreement, these shares may be sold by the Company over a period of 12 months following the effectiveness of the Registration Statement. After the closing and prior to the effectiveness of the Registration Statement, SciClone is obligated to advance to the Company the remaining three installments of the Bridge Loan in the amount of $70,000 per month increasing the total amount of the Bridge Loan to $280,000. This amount is subject to repayment by the Company under the terms of the Promissory Note and Security Agreement. See "Description of the Alpha Rights Acquisition Agreement -- Bridge Loan."

        On May 12, 1998, the closing market price of the SciClone Common Stock was $4.3125 per share. If the market price of the SciClone Common Stock remains at this price, the number of Initial Shares and any Additional Shares that the Company is eligible to sell each month will generate gross proceeds (before brokerage commissions) of approximately $160,000 per month. From these proceeds, the Company will be obligated to make payments of approximately $100,000 per month to discharge preexisting financial obligations, including the payments due the Vendors. The Company also will be obligated to repay all amounts borrowed under the Bridge Loan as and when such amounts become due. See "Description of Alpha Rights Acquisition Agreement -- Bridge Loan." The remainder will be available to fund ongoing operations.

        FUTURE PROSPECTS. The Company has not generated significant revenues from operations and does not anticipate generating product revenues for the foreseeable future. The Company will require substantial funding in order to acquire new technology, to resume and conduct its research and development activities, and to manufacture and market any product that might be developed.

        If the SciClone Transaction is completed, the Company's sole source of cash, absent a new financing, will be the sale of the SciClone Common Stock. Based on its current cash flow projections, the Company believes that the proceeds from the SciClone Transaction will provide it with sufficient funds to continue as a going concern into the fourth quarter of 1998. This projection is dependent upon the price of the SciClone Common Stock remaining at or above $3.00 per share. Should the price of SciClone Common Stock decline below that price or should unforeseen financial needs arise, the period for which the Company should be able to continue in operation using the proceeds of the SciClone Transaction would be shortened.

        During this future period, the Company has no plan to engage in any product development activities. It expects that its efforts will be directed exclusively to pursuing (i) a financing the proceeds of which would be used to acquire one or more new technologies and resume research and development activities or (ii) a business combination with a company that has existing cash resources or a financeable technology. The Company expects to pursue each of these objectives; however, there is no assurance that the Company will be successful in its efforts.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Board of Directors believes that the proposed transaction with SciClone is in the best interests of the Company's stockholders. Accordingly, by a unanimous vote, the Board of Directors has approved the Acquisition Agreement and recommends that the Company's stockholders vote to approve the SciClone Transaction.

        In its deliberations concerning the Acquisition Agreement, the Board of Directors focused on the following factors: (i) the financial condition of the Company, (ii) the limited commercial prospects of the Company's existing technology, and (iii) the inability of the Company to locate any other entity willing to purchase the remaining Thymosin alpha 1 royalty rights. The Board of Directors did not assign particular weight to any one of the factors, nor did it assign relative weights or ranking to the factors. Rather, the Board concluded that in view of the Company's financial condition and its prospects, the transaction with SciClone is superior to any other option available to the Company.

        In order to evaluate the SciClone offer, the Company prepared an estimate of the net present value of a projected future royalty stream from SciClone's sales of Thymosin alpha 1. Neither in its negotiations with SciClone over the sale of the Thymosin alpha 1 royalty rights nor at any other time has the Company received from SciClone any nonpublic projections of future sales of Licensed Products. However, the Company was aware of a research report on SciClone published by Everen Securities in May 1997 (the "Everen Report"). From the projections set forth in the Everen Report, the Company estimated the revenues of SciClone from the sale of Zadaxin(R) in the Original Territory and the New Territory would be as follows:

                      ORIGINAL TERRITORY           NEW TERRITORY
                      ------------------           -------------
                        (IN MILLIONS)              (IN MILLIONS)

        1997          $     4.0                    $       0
        1998                9.8                            0
        1999               15.9                            0
        2000               22.0                            0
        2001               37.7                           55.2
        2002               65.0                          110.4

        Beyond 2002, the Company's analysis assumed that SciClone's revenues in both the Original Territory and the New Territory would remain at the 2002 levels. The Company also assumed an average royalty rate of 3.25% in the Original Territory and 6.25% in the New Territory. See "Background of the Transaction -- Relationship with SciClone." To calculate a net present value of the estimated royalty stream in the Original Territory, the Company applied a discount rate of 35%. In the New Territory, the Company computed the net present value of the royalty stream using alternatively a 35% discount rate and a 70% discount rate. The choice of these discount rates reflect the relative uncertainty of future market conditions, regulatory approvals and other unforeseen circumstances. Applying this analysis, the Company concluded that the net present value of the Company's future royalties from projected Zadaxin(R) sales (after taking account of the $2.5 million effect of the First Royalty Prepayment, but not the $700,000 effect of the Second Royalty Prepayment) was
(i) $6.3 million using the discount rate of 35% in the New Territory and (ii) $3.4 million using the discount rate of 70% in the New Territory. Notwithstanding this valuation analysis, the Company was unable either to improve the SciClone proposal over the terms provided for in the Acquisition Agreement or to attract an alternative bidder.

        The Board of Directors did not obtain an independent valuation of the Thymosin alpha 1 royalty rights nor did it engage an investment banking firm or other professional entity to render an opinion as to the fairness of the transaction to the Company and its stockholders. In the view of the Board, the costs of such a valuation or fairness opinion would have been prohibitive and, given the absence of any competing bidders, may not, in any event, have secured more favorable terms.

        In its deliberations, the Board of Directors also recognized that, although the provisions of the Acquisition Agreement are designed to compensate the Company for a possible decline in the market price of the SciClone Common Stock through the issuance of Additional Shares, because of the 600,000 share limitation on the total number of Initial Shares and Additional Shares issuable, the value, as of the date of the Acquisition Agreement, of the shares to be received by the Company is not protected if, over the course of the Lock-Up Release Dates, the Average Price decreases and remains below $3.00. See "Description of the Alpha Rights Acquisition Agreement -- Consideration Received by the Company." However, efforts to remove the share limitation through negotiation were unsuccessful.

        Among the alternatives to the SciClone Transaction that were considered by the Board of Directors was a business combination with a better capitalized company or a company with a financeable technology. Although the Company has been aggressive in its efforts to identify such a company and has engaged in discussions with several such companies, its efforts to date have been unsuccessful. Although such discussions with a privately-held company that would be merged into the Company were ongoing in late 1997, there have been no discussions with the company since that time. The Board has concluded that the financial condition of the Company would not permit it to delay the SciClone Transaction while the search for a business combination candidate continues. The Board does not believe that the SciClone transaction will impair the prospects for a successful business combination if a suitable candidate can be located.

        The Board of Directors also considered continuing to receive royalties under the SciClone License Agreement as an alternative to the SciClone Transaction. However, this alternative was rejected because the amount of such royalties was uncertain and in any event, at least in the near term, would be insufficient to enable the Company to meet its financial obligations and to sustain operations.

        Finally, the Board of Directors considered a possible liquidation of the Company in which the proceeds of the SciClone Transaction would be distributed to stockholders, rather than used to fund the Company's continuing operations. However, the Board concluded that, after discharging the Company's liabilities and the payment of the administrative expenses associated with a liquidation, there would be little or no funds available for distribution to the stockholders. On this basis, the Board concluded that a liquidation would not be in the best interests of the stockholders.

FEDERAL INCOME TAX CONSEQUENCES

        The following is a description of the material federal income consequences of the SciClone Transaction. This discussion is a general and abbreviated summary, based on interpretations of existing sources of law. This discussion does not address any state, local, or foreign tax consequences or any federal tax consequences other than those relating to the income tax.

        The Company has not obtained an opinion of tax counsel regarding the tax treatment of the SciClone Transaction. The Company is not requesting a ruling from the Internal Revenue Service regarding the tax consequences of the SciClone Transaction, and there is no assurance that the Internal Revenue Service will follow the interpretations set out below.

        The SciClone Transaction should be treated for U.S. federal income tax purposes as a cancellation of the SciClone License Agreement and a sale by the Company to SciClone of the Alpha Owned Patent Rights, the Alpha Licensed Patent Rights (in conjunction with SciClone's assumption of the future liabilities thereunder), and the covenant not to compete (the "Assets") in exchange for $130,000 in cash, the Initial Shares, any Additional Shares, and possibly an amount representing imputed interest on the (up to) $280,000 of Advances (the "Proceeds"). As a result, the Company would recognize gain (or loss) on each of the Assets measured by the difference between the Company's basis in each Asset and the portion of the fair market value of the Proceeds allocable to that Asset. The Proceeds should be allocable among the Assets in proportion to the fair market values of the Assets. The Company generally has no more than a nominal basis in any of the Assets.

        To the extent that the Assets constitute capital assets, the Company would recognize capital gain (or loss) on the sale, subject to the recapture rules of Section 1245 of the Internal Revenue Code (the "Code"). Under Section 1245 of the Code, a portion of the gain from the sale of capital assets may be treated as ordinary income. To the extent that the Assets are other than capital assets, the Company would recognize ordinary income (or loss), subject to the provisions of Section 1231 of the Code. Section 1231 of the Code, in certain circumstances and subject to a number of restrictions, treats as capital gain certain gain that otherwise would be taxed as ordinary income.

        The Company may offset gain recognized on the sale of the Assets by other losses, including net operating loss carryforwards that the Company currently has available. The Company currently has sufficient net operating loss carryforwards to offset any gains, capital or ordinary, that the Company would realize on the sale of the Assets.

        The Company's subsequent sale of Initial Shares or Additional Shares received as part of the Proceeds would give rise to gain or loss measured by the difference between the amount received for such Shares and the Company's basis in those shares. The Company's basis in the Initial Shares and Additional Shares should be the fair market value of the respective shares on the day they are issued to the Company.

        Because the SciClone Transaction does not involve an exchange of, or change in the terms of, the outstanding shares of Common Stock, it should have no federal income consequences for the Company's stockholders themselves. However, stockholders having specific questions regarding the impact of the SciClone Transaction should consult their own tax advisors.

ACCOUNTING TREATMENT

        The accounting treatment described below for the SciClone Transaction is based in part on APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

        Gain on SciClone Transaction. The Company will account for the SciClone Transaction based upon the fair value of the consideration received, which is more readily determinable than the fair value of the Company's right to receive royalty payments from the future sales by SciClone and its licensees of Thymosin alpha 1. The Company will record at the Closing Date a gain on the SciClone Transaction in the amount as the sum of (i) $130,000 of cash received, (ii) the fair market value of the 444,115 Initial Shares received, determined by reference to the closing market price per share of SciClone Common Stock at the Closing Date as reported by the Nasdaq Stock Market, and (iii) the intrinsic value of the Company's right to receive Additional Shares of SciClone Common Stock, subject to a maximum of 155,885 Additional Shares, if the market value of SciClone Common Stock is below $4.053 per share during the Lock-Up Periods. The intrinsic value, which approximates fair market value, of the right to receive Additional Shares of SciClone Common Stock will be determined by reference to the closing market price per share of SciClone Common Stock at the Closing Date as reported by the Nasdaq Stock Market. Because the future price of the SciClone Common Stock cannot be known, the gain on the SciClone Transaction is indeterminable at this time.

        Subsequent Accounting for SciClone Common Stock. Subsequent to the Closing Date, the Company will classify the SciClone Common Stock as available-for-sale for financial reporting purposes. To the extent that the subsequent market value of the SciClone Common Stock is above or below the market value on the Closing Date, the Company will record the SciClone Common Stock at fair market value and will record the unrealized gain or loss, respectively, net of tax, as a component of stockholders' equity until realized.

        Subsequent Accounting for the Company's Right to Receive Additional Shares of SciClone Common Stock. To the extent that the subsequent market value of the SciClone Common Stock is above or below the market value on the Closing Date, the Company will record the right to receive Additional Shares of SciClone Common Stock at its intrinsic value, which approximates fair market value, and will record the unrealized loss or gain, respectively, net of tax, as a component of stockholders' equity until realized. On the date the Company receives Additional Shares, if any, the Company will record the Additional Shares received at the then fair market value and will reduce the right to receive Additional Shares of SciClone Common Stock by a corresponding amount.

PRO FORMA FINANCIAL INFORMATION

        The Company has prepared an unaudited pro forma balance sheet which presents the financial position of the Company as of March 31, 1998, assuming that the SciClone Transaction and the application of the net proceeds thereof occurred as of March 31, 1998. The Company has also prepared unaudited pro forma statements of operations for the three months ended March 31, 1998 and for the year ended December 31, 1997, assuming the SciClone Transaction and the application of the net proceeds thereof occurred as of January 1, 1997. The unaudited pro forma balance sheet and the unaudited pro forma statements of operations have been prepared using the market price of the SciClone Common Stock of $4.3125 per share as of May 12, 1998. Because the Company will record the SciClone Transaction based upon the market price of the SciClone Common Stock on the Closing Date, the pro forma financial information may not reflect the actual gain on the SciClone Transaction, nor the proceeds that the Company would be able to realize from the sale of the SciClone Common Stock. This unaudited pro forma financial information is located at pages F-1 through F-6 of this Proxy Statement. The unaudited pro forma financial information should be read in conjunction with the historical financial statements of the Company, including the notes thereto.

EFFECT OF THE SCICLONE TRANSACTION ON STOCKHOLDERS

        The SciClone Transaction does not involve an exchange of, or a change in the terms of, the outstanding shares of the Common Stock, nor does the transaction require the Company to issue additional shares of the Common Stock or any other securities. Accordingly, the transaction will not change the legal rights and preferences of any of the Company's stockholders, each of whom will continue to hold after the transaction the same number and percentage of shares as such stockholder held prior to the transaction. Stockholders do not have appraisal rights with respect to the transaction.

SCICLONE PHARMACEUTICALS, INC.

        SciClone is a pharmaceutical company engaged in the acquisition, development and commercialization of proprietary drugs for treating chronic and life-threatening diseases for which there are no adequate treatment modalities, including chronic hepatitis B, chronic hepatitis C, cancer, immune system disorders and cystic fibrosis.

        SciClone was incorporated in California in 1990. Its address is 901 Mariners Island Boulevard, #315, San Mateo, California 94404, and its telephone number at that address is (650) 358-3456.

NO REGULATORY APPROVALS

        No governmental or regulatory approvals are required in order for the Company to effect the SciClone Transaction. SciClone has advised the Company that no governmental or regulatory approvals are required in order for SciClone to effect the SciClone Transaction.

VOTING REQUIREMENTS

        The right of the Company to receive royalty payments from the sale by SciClone of Licensed Products is the Company's only material source of revenue. Because of the emphasis that the Company had placed on Thymosin alpha 1 and the amount of resources expended on the research and development of Thymosin alpha 1 since the Company's inception, the Company has been advised by counsel that the SciClone Transaction may constitute a sale by the Company of substantially all of its assets within the meaning of Section 271 of the Delaware General Corporation Law. Under this statutory provision, approval of such a transaction requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SALE OF THE COMPANY'S THYMOSIN ALPHA 1 ROYALTY RIGHTS TO SCICLONE.

                     AMENDMENT TO CERTIFICATE OF INCORPORATION

        The Board of Directors has approved and declared advisable an amendment to Article 4 of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20 million to 75 million.

        As of March 31, 1998, there were 11,977,429 shares of Common Stock outstanding. In addition (i) 945,000 shares were reserved for issuance upon the upon the exercise of outstanding Class D Warrants and other warrants and (ii) 1,777,793 shares were reserved for issuance upon the exercise of outstanding options issued under the Company's stock option plans. This leaves a total of 5,299,778 shares of Common Stock available for other corporate purposes. None of the one million shares of Preferred Stock authorized by the Certificate of Incorporation are outstanding.

        The additional 55 million shares of Common Stock would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock currently outstanding. If the proposed amendment to the Certificate of Incorporation is approved, the Board of Directors will be empowered, without the necessity of further action or authorization by the stockholders (unless otherwise required by applicable law or regulations) to cause the Company to issue, from time to time, the 55 million additional shares of Common Stock on such terms as it may determine. The holders of the Common Stock have no preemptive rights to purchase or otherwise acquire any shares of Common Stock or Preferred Stock that may be issued in the future.

        The increase in the number of shares of Common Stock is intended to ensure that there will be a sufficient number of authorized but unissued shares available in the future for general corporate purposes, including for issuance by the Company in connection with financing transactions. Although the Company has no present plans to issue (other than pursuant to existing contractual obligations under outstanding options and warrants) any additional shares of Common Stock or shares of Preferred Stock, it has from time to time in the past, and expects from time to time in the future, to review various transactions that could result in the issuance of such shares.

        The issuance of shares of Preferred Stock or shares of Common Stock under some circumstances could be disadvantageous to current stockholders, because to do so would dilute their percentage ownership interest in the Company. In addition, the issuance of the shares of Preferred Stock or Common Stock could be used by incumbent management to impede, and thereby discourage, an attempt to acquire control of the Company, even though some or all of the stockholders of the Company may deem such an acquisition to be desirable. For example, the shares could be placed with purchasers who might support the Board of Directors in opposing a hostile takeover bid. The General Corporation Law of the State of Delaware permits the issuance of classes of shares with voting rights under which a majority vote of the holders of each class, voting separately, is required to approve a merger. Shares of Preferred Stock could be issued with such rights which could make approval of a merger more difficult. The issuance of new shares of Common Stock could also be used to dilute the stock ownership and voting power of a third party seeking to effect a merger, sale of assets or similar transaction. In the event and to the extent the proposed amendment facilitates such actions, it could serve to perpetuate incumbent management.

        The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposed amendment to the Certificate of Incorporation.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                                  RATIFICATION OF
                        APPOINTMENT OF INDEPENDENT AUDITORS

        The firm of Price Waterhouse LLP has been the independent auditors of the Company since 1982. The Board of Directors has appointed Price Waterhouse LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1998. While not required to do so, the Board of Directors is submitting the selection of Price Waterhouse LLP for ratification in order to ascertain the views of the stockholders. If the selection is not ratified, the Board of Directors will reconsider the selection. Ratification of the selection requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

        A representative of Price Waterhouse LLP will be present at the Annual Meeting, will be afforded an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                  MARKET FOR THE COMMON STOCK AND RELATED MATTERS

        The outstanding equity securities of the Company consist of shares of Common Stock and Class D Warrants. The Common Stock was initially issued to the public in 1986 and is traded on the OTC Bulletin Board under the symbol ALBM. There is no public market for the Class D Warrants. On February 28, 1997, the Company's outstanding Class C Warrants expired.

        The following table sets forth the high and low bid prices as reported by OTC Bulletin Board for the Common Stock for the periods indicated. OTC Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                                    High           Low
                                    ----           ---

For the year ended
        December 31, 1998:
         First Quarter              $.06           $.04
         Second Quarter             $.06           $.04
         (through May 12, 1998)

For the year ended
        December 31, 1997:
         First Quarter              $.12           $.08
         Second Quarter             $.13           $.03
         Third Quarter              $.125          $.08
         Fourth Quarter             $.09           $.04

                                    High           Low
For the year ended                  ----           ---
        December 31, 1996:
         First Quarter              $.625          $.125
         Second Quarter             $.4325         $.15625
         Third Quarter              $.25           $.09375
         Fourth Quarter             $.23           $.0625

        On May 12, 1998, the high and low bid prices for the Common Stock as reported on the OTC Bulletin Board were $.05 and $.05, respectively. On December 16, 1997, the day before the Company announced its entry into the Acquisition Agreement, the high and low bid prices for the Common Stock as reported on the OTC Bulletin Board were $.06 and $.05, respectively.

        As of April 21, 1998, there were approximately 1,150 holders of record of the Common Stock.

        The Company has not paid a dividend on the Common Stock and does not anticipate that any cash dividends will be paid in the foreseeable future.

           ANNUAL REPORT TO STOCKHOLDERS AND INCORPORATION BY REFERENCE

        Accompanying this Proxy Statement is a copy of the Company's 1997 Annual Report to Stockholders (the "Annual Report"), including the Company's audited financial statements for the year ended December 31, 1997, which consists primarily of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Form 10-K").

The following information contained in the Annual Report is incorporated by reference into this Proxy Statement: (i) the section captioned "Business" (pages 2 to 8 of the Form 10-K), (ii) the section captioned "Properties" (page 8 of the Form 10-K), (iii) the section captioned "Legal Proceedings" (page 8 of the Form 10-K), (iv) the section captioned "Selected Financial Data" (page 11 of the Form 10-K), (v) the section captioned "Management's Discussion and

Analysis of Financial Condition and Results of Operations" (pages 12 to 19 of the Form 10-K), (vi) the section captioned "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" (page 19 of the Form 10-K), and (vii) the section captioned "Financial Statements and Supplementary Data" (pages 19 to 38 of the Form 10-K). No other information contained in the Annual Report is or is deemed incorporated by reference in this Proxy Statement. Any statement contained in the Annual Report shall be deemed to be modified or superseded to the extent that it is modified or superseded by information contained in this Proxy Statement.

                 DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

        The Board of Directors does not now intend to bring before the Annual Meeting any matters other than those disclosed in the notice of the meeting, and it does not know of any business that persons other than the management intend to present at the meeting. Should any other matter requiring a vote of the stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in accordance with their best judgment in respect of any such other matter.

                        SUBMISSION OF STOCKHOLDER PROPOSALS

        Any stockholder proposal intended to be presented at next year's Annual Meeting must be received by the Company at its executive offices located at 6707 Democracy Boulevard, Suite 111, Bethesda, Maryland 20817 not later than
February 8, 1999, in order to be considered for inclusion in the Company's proxy statement and form of proxy for such meeting.

ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                                      By Order of the Board of
                                                      Directors



                                                      ROBERT J. LANHAM
                                                      Secretary

Bethesda, Maryland
June 8, 1998

UNAUDITED PROFORMA FINANCIAL INFORMATION

        The following unaudited pro forma balance sheet presents the financial position of the Company as of March 31, 1998, assuming that the SciClone Transaction and the application of the net proceeds thereof, occurred as of March 31, 1998. The unaudited pro forma statements of operations for the three months ended March 31, 1998 and for the year ended December 31, 1997 have been prepared assuming the SciClone Transaction and the application of the net proceeds thereof occurred as of January 1, 1997. The unaudited pro forma balance sheet as of March 31, 1998 and the unaudited pro forma statements of operations for the three months ended March 31, 1998 and for the year ending December 31, 1997 have been prepared using the market price of the SciClone Common Stock of $4.3125 per share as of May 12, 1998. Because the Company will record the SciClone Transaction based upon the market price of the SciClone Common Stock on the Closing Date, the pro forma financial information may not reflect the actual gain on the SciClone Transaction, nor the actual proceeds that the Company would be able to realize from the sale of the SciClone Common Stock. The unaudited pro forma balance sheet as of March 31, 1998 and the unaudited pro forma statements of operations for the three months ended March 31, 1998 and for the year ended December 31, 1997 are based on the historical balance sheet and statements of operations for the Company.

        The unaudited pro forma financial information give effect to certain pro forma adjustments which are described in the notes to these statements. Certain nonrecurring gains that may result from the above sale and the application of the proceeds thereof, such as the gain from the reduction in liabilities to certain vendors, are not included in the unaudited pro forma statements of operations, but will be reflected in the Company's results of operations when realized.

        The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations which would have been achieved had the above sale and the application of the proceeds thereof been completed as of the respective date or periods presented, nor is it necessarily indicative of the Company's future financial position or results of operations. The unaudited pro forma financial information should be read in conjunction with the historical financial statements of the Company, including the notes thereto.

                           ALPHA 1 BIOMEDICALS, INC.
                        UNAUDITED PRO FORMA BALANCE SHEET

                                                                                                                  Pro forma
                                                                              March 31,         SciClone           March 31,
                                                                                 1998         Transaction            1998
                                                                                 ----         -----------            ----


ASSETS
------

Current assets
   Cash and cash equivalents                                               $       42,308    $      -       (1) $       42,308
   Investment in SciClone common stock                                            -               1,915,246 (1)      1,915,246
   Prepaid insurance                                                               31,876           -                   31,876
                                                                           --------------    --------------     --------------

        Total current assets                                                       74,184         1,915,246          1,989,430

Fixed assets, net                                                                   1,135           -                    1,135
Due from related party                                                              2,197           -                    2,197
                                                                           --------------    --------------     --------------

        Total assets                                                       $       77,516    $    1,915,246     $    1,992,762
                                                                           ==============    ==============     ==============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
----------------------------------------------

Current liabilities
   Accounts payable                                                        $      323,421    $      -           $      323,421
   Accrued expenses                                                               436,927          (303,597)(2)        133,330
   Notes payable                                                                  220,000           -                  220,000
   Letter agreements with vendors                                               1,290,503          (388,503)(2)        902,000
   Deferred revenue                                                               130,000          (130,000)(1)        -
                                                                           --------------    --------------     --------------

        Total current liabilities                                               2,400,851          (822,100)         1,578,751
                                                                           --------------    --------------     --------------



Stockholders' equity (deficit)
   Preferred stock, $.001 par value per share,
    1,000,000 authorized; no shares issued                                        -                 -                  -
   Common stock, par value $.001 per share,
    20,000,000 shares authorized; 11,977,429
      issued and outstanding                                                       11,977           -                   11,977
   Additional paid-in capital                                                  35,965,289           -               35,965,289
   Accumulated deficit                                                        (38,300,601)        2,737,346        (35,563,255)
                                                                           --------------    --------------     --------------

        Total stockholders' equity (deficit)                                   (2,323,335)        2,737,346 (3)        414,011
                                                                           --------------    --------------     --------------

        Total liabilities and stockholders' equity (deficit)               $       77,516    $    1,915,246     $    1,992,762
                                                                           ==============    ==============     ==============


                            ALPHA 1 BIOMEDICALS, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                                     Three months
                                                        ended              Pro Forma
                                                    March 31, 1998        Adjustments           Pro Forma
                                                    -------------         ------------         ------------



Revenues                                            $       2,515         $     (2,515)(4)     $          0
                                                    -------------         ------------         ------------

Expenses
  Research and product
   development                                             13,793               -                    13,793
  General and administrative                              195,583               -                   195,583
                                                    -------------         ------------         ------------

Total expenses                                            209,376               -                   209,376
                                                    -------------         ------------         ------------

Operating loss                                           (206,861)              (2,515)            (209,376)
Interest expense                                          (37,819)              34,297 (4)           (3,522)
Interest income                                                 6               -                         6
                                                    -------------         ------------         ------------

Net loss                                            $    (244,674)        $     31,782         $   (212,892)
                                                    =============         ============         ============

Basic and diluted net loss per common share         $       (0.02)        $       0.00         $      (0.02)
                                                    =============         ============         ============



                                     F-3-

                           ALPHA 1 BIOMEDICALS, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS


                                                      Year ended           Pro Forma
                                                   December 31, 1997      Adjustments           Pro Forma
                                                  -------------------    -------------         -----------


Revenues                                            $     215,034         $   (139,104)(5)     $     75,930
                                                    -------------         ------------         ------------

Expenses
  Research and product
   development                                             85,695               -                    85,695
  General and administrative                              784,316               -                   784,316
                                                    -------------         ------------         ------------

Total expenses                                            870,011               -                   870,011
                                                    -------------         ------------         ------------

Operating loss                                           (654,977)            (139,104)            (794,081)
Interest expense                                         (141,364)             137,200 (5)           (4,164)
Interest income                                               911               -                       911
                                                    -------------         ------------         ------------

Net loss                                            $    (795,430)        $     (1,904)        $   (797,334)
                                                    =============         ============         ============

Basic and diluted net loss per common share         $       (0.07)        $       0.00         $      (0.07)
                                                    =============         ============         ============


                                     F-4-

                            ALPHA 1 BIOMEDICALS, INC.

                          NOTES TO UNAUDITED PRO FORMA
                              FINANCIAL INFORMATION

A.      Basis of Presentation

        The unaudited pro forma balance sheet presents the financial position of the Company as of March 31, 1998, assuming that the SciClone Transaction and the application of net proceeds thereof, occurred as of March 31, 1998. The unaudited pro forma balance sheet has been prepared using the market price of SciClone Common Stock of $4.3125 per share as of May 12, 1998. Such pro forma information is based on the historical balance sheet of the Company.

        The unaudited pro forma statements of operations for the three months ended March 31, 1998 and for the year ended December 31, 1997 have been prepared assuming that the SciClone Transaction and the application of the net proceeds thereof occurred as of January 1, 1997. The unaudited pro forma statements of operations are based on the historical statements of operations of the Company. Certain nonrecurring gains that may result from the SciClone Transaction and the application of the proceeds thereof, such as the gain from the reduction in liabilities to certain vendors, are not included in the unaudited pro forma statements of operations, but will be reflected in the Company's results of operations when realized.

        The Company believes that the assumptions used in preparing the unaudited pro forma financial data provide a reasonable basis for presenting all of the significant effects of the SciClone Transaction and the application of the net proceeds thereof and that the pro forma adjustments give effect to those assumptions in the unaudited pro forma financial information. However, because the Company will record the SciClone Transaction based upon the market price of the SciClone Common Stock on the Closing Date, the pro forma financial information may not reflect the actual gain on the SciClone Transaction, nor the actual proceeds that the Company would be able to realize from the sale of the SciClone Common Stock.

B.      Pro Forma Adjustments

        Pro forma adjustments to the balance sheet as of March 31, 1998, are made to reflect the following:

(1) The fair market value of the proceeds to be realized pursuant to the SciClone Transaction, which include (i) $130,000 of cash which was received during December 1997 and January 1998 and is included in deferred revenue at March 31, 1998; (ii) 444,115 shares of SciClone Common Stock Common, and (iii) the right to receive additional shares of SciClone Common Stock, subject to a maximum of 155,885 Additional Shares, if the market value of SciClone Common Stock is below $4.053 per share during the Lock-Up Periods. As the sales restriction on the SciClone Common Stock expires approximately one year from Closing Date, the investment in SciClone Common Stock is classified as a current asset. As a result of the SciClone transaction, deferred revenue has been eliminated.

(2) The effect of Amended Letter Agreements between the Company and four vendors, subject to the completion of the SciClone Transaction, which will accelerate payments due. In consideration for the acceleration of payments due, the vendors have agreed to reduce the Company's aggregate obligation, including accrued interest, to $902,000, which the Company has agreed to pay from the proceeds of the sale of the SciClone Common Stock received under the SciClone Transaction. Letter agreements with vendor adjustments are classified as current liabilities based upon the scheduled repayment date. The reduction in accrued expenses reflects the elimination of accrued interest expense payable under the prior agreements.

(3) The total effect of proceeds received from SciClone pursuant to the SciClone Transaction and reduced liabilities under the Amended Letter Agreements.

      Pro forma adjustments to the statements of operations for the three months ended March 31, 1998 and for the year ended December 31, 1997, are made to reflect the following:

(4) The elimination of $2,515 of royalty payments received from SciClone and $34,297 of interest expense for the letter agreement to vendors during the three months ended March 31, 1998.

(5) The elimination of $69,104 of royalty payments and $70,000 of non-refundable advanced royalty payments received from SciClone and $137,200 of interest expense for the letter agreements to vendors during the year ended December 31, 1997

PROXY                        ALPHA 1 BIOMEDICALS, INC.           PROXY

             6707 Democracy Boulevard, Suite 111, Bethesda, MD 20817
               Proxy Solicited on Behalf of the Board of Directors
                         Annual Meeting of Stockholders
                        To be Held on June 20, 1998

Please mark, sign and date on the reverse side, and return in the enclosed envelope.

        The undersigned hereby appoints Allan L. Goldstein and Michael L. Berman, and either of them, as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Alpha 1 Biomedicals, Inc. held of record by the undersigned on April 21, 1998, at the Annual Meeting of Stockholders to be held on June 20, 1998, or at any adjournment thereof, as follows:

1. Election of Directors
   Allan L. Goldstein, Joseph C. McNay, Albert Rosenfeld, Michael L. Berman [ ] FOR all nominees listed above
   [  ]  FOR all nominees listed above except ____________________________
   [  ]  WITHHOLD AUTHORITY to vote for all nominees listed above
2. Proposal to approve the sale to SciClone Pharmaceuticals, Inc. of the Company's rights to receive royalties from the sale of Thymosin alpha 1.
   [  ] FOR                    [  ] AGAINST                 [  ] ABSTAIN

                                (CONTINUED, AND TO BE SIGNED ON THE OTHER SIDE)
--------------------------------------------------------------------------------

3. Proposal to approve an amendment to the Company's Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 20 million to 75 million.
   [  ] FOR                    [  ] AGAINST                 [  ] ABSTAIN

4. Proposal to ratify the appointment of Price Waterhouse LLP as independent auditors for the fiscal year ended December 31, 1998.
   [ ] FOR                     [  ] AGAINST                 [  ] ABSTAIN

5. In their discretion upon such other business as may properly come before the meeting. The Board of Directors recommends a vote "FOR" the director nominees and "FOR" proposal numbers 1-4.

This proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, a properly executed proxy will be voted "FOR" the director nominees and "FOR" proposal numbers 2,3 and 4.

Signature:                                       Dated
          ---------------------------------           -------------------------

Signature if jointly held
                         ------------------------------------------------------

Please sign exactly as name appears on this card. If shares are held as a joint tenancy, both tenants should sign. Person signing as executors, administrators, trustees, or guardians should so indicate when signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.